Exhibit 99.2

BUSINESS DESCRIPTION

PositiveID Corporation (the “Company” or “PositiveID”), is a publicly traded emerging growth company (OTCQB: PSID) that develops airborne bio-threat detection systems for America’s homeland defense industry as well as advanced technologies for rapid medical testing. The Company’s proprietary airborne pathogen detection system called M-BAND (Microfluidic Bio-agent Autonomous Networked Detector), was developed under contract with the U.S. Department of Homeland Security (“DHS”) Science & Technology directorate.  M-BAND continuously and autonomously analyzes air samples for the detection of biological airborne threats in the form of bacteria, viruses, and toxins. The Company’s technology is protected by a portfolio of over 20 key patents/patents pending. PositiveID has offices in Delray Beach, Florida and Pleasanton, California.

COMPANY HIGHLIGHTS

➢

Current Market Demand. The bio-detection market has seen a surge in funding over the past decade, which can be directly attributed to bio-threat events, including the Anthrax scare in 2001, the ricin letters in 2004, the 2003 SARS and 2009 H1N1 health crises, and most recently the concern over Syrian chemical weapons.  These events have confirmed that threats of infectious disease and bioterrorism are persistent and real. According to Homeland Security Research Corp. ("HSRC"), the annual global bio-detection market is forecast to grow to $5.6 billion by 2016, a compound annual growth rate (“CAGR”) of 12% from 2011. The U.S. market is expected to reach $2.6 billion by 2016, doubling its market from 2010.

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Leading Technology and Market Position.  PositiveID’s M-BAND was developed by the Company's wholly-owned subsidiary, MicroFluidic Systems ("MFS"), which received funding in excess of $30 million from DHS between 2004 and 2009. The M-BAND is positioned to capitalize on BioWatch Generation 3, which is the U.S. Government’s $3.1 billion program to detect the release of pathogens into the air as part of a defense against potential terrorist attacks on major American cities. The Company’s M-BAND is one of only two known technologies capable of addressing the requirements of BioWatch Gen-3, and the only one to complete field-testing both domestically and internationally in DHS’ BAND program.

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Strategic Partners.  In December 2012, PositiveID announced that it entered into an exclusive license agreement with The Boeing Company (“Boeing”). Under that agreement, Boeing will pay PositiveID $2.5 million and become the exclusive distributor of M-BAND for BioWatch Gen-3. Under this agreement PositiveID maintains the exclusive rights to provide monthly reagents/assays for all M-BAND units to Boeing. In November 2012, the Company also announced an agreement with Science Applications International Corporation (“SAIC”) to pursue Department of Defense contracts in Weapons of Mass Destruction (“WMD”) detection.

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Restructuring Yields Results.  In 2011, PositiveID began a corporate realignment to focus on molecular diagnostic technologies for bio-threat detection and rapid medical testing with the Company’s acquisition of MFS and its patented bio-threat detection technology.  Since then, PositiveID has sold its implantable microchip IP, licensed its wireless diabetes management technology, and significantly reduced its cash burn.  PositiveID may seek to acquire additional complementary “smart” detection technologies that can broaden its product/IP portfolio and accelerate its growth.

This report is published solely for information purposes and is not to be construed as investment advice or as an offer to sell or the solicitation of an offer to buy any security in any state. See Important Disclosures on Page 2 and the back page of this report.

PositiveID Corporation

Address:		1690 S. Congress Avenue Suite 201 Delray Beach, Florida 33445

Phone:		1-561-805-8000

Status:		Public (OTCQB:PSID)

Website:		www.PositiveIDcorp.com

Key Contacts

William J. Caragol: Chairman/CEO

Lyle L. Probst: President, MicroFluidic Systems

Allison Tomek: Sr. VP Investor Relations

Market / Industry Snapshot

Industry:		Defense/ Healthcare

Sectors:		Threat Detection

Market Size:		$4.5 -$5.5 Billion

Company Financials

Financial Snapshot

9M2011 Revenue:	$	Nil
9M2011Adj. EBITDA(1):		$(5.8 M)

9M2012 Revenue:	$	Nil
9M2012 Adj. EBITDA(1):		$(4.7 M)

(1) Adj EBITDA adds back stock-based compensation and non-recurring, non-cash charges (Adjusted EBITDA is non-GAAP, see reconciliation provided on p.18)

Balance Sheet (at Sept. 30, 2012)

Current Assets:		$0.2 M
Current Liabilities:		$4.9 M
Total Liabilities:		$6.2 M
Stockholders’ Equity:		$(3.5 M)

Trading/Stock Price

Stock Price (3-7-13):		$0.02
52-Week High/Low:		$0.19 – 0.01
Shares Outstanding:		338 M
Market Cap:		$6.8 M
Avg. Daily Share Volume:		$2.9 M

www.PositiveIDcorp.com                                                                                                March 2013

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS	2

EXECUTIVE SUMMARY	5

GROWTH STRATEGY	8

TECHNOLOGY/INTELLECTUAL PROPERTY	10

MARKET DEMAND	11

SELECTED FINANCIAL DATA	13

KEY MANAGEMENT AND BOARD MEMBERS	17

COMPETITION	21

LEGAL NOTES AND DISCLOSURE	22

FORWARD LOOKING STATEMENTS

The “forward-looking statements” contained herein are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this report contains forward-looking statements regarding:

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the likelihood that PositiveID and its M-BAND will participate in BioWatch Generation 3 and that Gen-3 will have an estimated contract value of $3.1 billion over the next five years;

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the likelihood that Boeing will pay PositiveID $2.5 million and become the exclusive distributor of M-BAND for BioWatch Gen-3, and PositiveID will provide monthly reagents/assays for all M-BAND units to Boeing;

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PositiveID’s acquisition strategy;

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the functionality and development timeline for the Dragonfly system;

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the likelihood that the final RFP for Stage 1 is expected to be released in the government’s third quarter of fiscal 2013, which ends June 30th, and is expected to be awarded in 2013 and have a performance period of 18 months;

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the likelihood that the BioWatch Gen-3 procurement anticipates 2,500 units to be deployed over the 2013-2018 period, and that such units will require monthly reagent/assay replacement;

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the likelihood that a base of 2,500 units could provide recurring revenues of between $90-120M per year to PositiveID;

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the likelihood that PositiveID plans, through its Teaming Agreement with SAIC (related to DTRA) and other government agencies including DHS, Department of Health and Human Services and NASA, to seek development contract opportunities to de-risk and co-fund the final stages of development of Dragonfly, in a model similar to the one used to complete M-BAND;

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the likelihood that PositiveID has assembled a management team and board of directors with the required operational, technical and industry experience to execute its growth strategy;

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the likelihood that PositiveID will find partners for its legacy diabetes management technologies;

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the likelihood that Easy Check could eliminate a patient's need to prick his or her finger multiple times per day for a blood sugar reading;

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the likelihood the growth in the bio-detection markets will accelerate as technologies improve and become more efficient/cost effective to implement;

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the likelihood that cost of the completed Dragonfly platform will be approximately $25,000 USD; and

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the likelihood that PositiveID plans to continue leveraging several key sample processing and detection technologies from the M-BAND system that have been miniaturized into the patented Dragonfly cartridge.

www.PositiveIDcorp.com                         Page 2 of 22                         March 2013

Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID's actual results could differ materially from expected results. These risks and uncertainties include, without limitation,

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the Company’s ability to commercialize M-BAND and Dragonfly;

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DHS’ procurement and timeline for BioWatch Gen-3;

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our ability to continue as a going concern;

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our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

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our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

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our ability to fund our operations and continued development of our products, including the GlucoChip glucose-sensing microchip, the Easy Check breath glucose detection system and the iglucose wireless communication system, and the operations of our subsidiary, MicroFluidic Systems;

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our ability to obtain and maximize the amount of capital that we will have available to pursue business opportunities in the healthcare sector

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our ability to successfully develop and commercialize the Easy Check breath glucose detection system and the iglucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices;

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our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iglucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

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the potential for costly product liability claims and claims that our products infringe the intellectual property rights of others;

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our ability to comply with current and future regulations relating to our businesses;

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the potential for patent infringement claims to be brought against us asserting that we are violating another party’s intellectual property rights;

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our ability to complete Phase III of the glucose-sensing microchip development program; and

•

our ability to be awarded government contracts on which MFS bids.

Additional information about these and other factors that could affect the Company's business is set forth in the Company's various filings with the Securities and Exchange Commission, including those set forth in the Company's 10-K filed on March 28, 2012, as amended on May 4, 2012, and 10-Qs filed on November 16, 2012, August 20, 2012, as amended on September 12, 2012, and May 14, 2012, under the caption "Risk Factors." The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

www.PositiveIDcorp.com                         Page 3 of 22                         March 2013

BIOLOGICAL THREAT DETECTION AND RAPID DIAGNOSTICS SYSTEMS

M-BAND demonstration in London, UK	Dragonfly MDx

GOVERNMENT AND ENTERPRISE SECURITY

Current BioWatch technology in Washington, DC	M-BAND demonstration in Boston subway

www.PositiveIDcorp.com                         Page 4 of 22                         March 2013

EXECUTIVE SUMMARY

PositiveID Corporation™ (“PositiveID”, “PSID” or the “Company”), through its wholly-owned subsidiary, MicroFluidic Systems ("MFS"), develops molecular diagnostic systems for bio-threat detection and rapid medical testing. The Company also develops fully automated pathogen detection systems and assays to detect a range of biological threats. The Company’s proprietary airborne pathogen detection system called M-BAND (Microfluidic Bio-agent Autonomous Networked Detector), was developed under contract with the U.S. Department of Homeland Security (“DHS”) Science & Technology directorate. M-BAND continuously and autonomously analyzes air samples for the detection of pathogenic bacteria, viruses, and toxins for up to 30 days.  Results from individual M-BAND instruments are reported via a secure wireless network in real time to give an accurate and up-to-date status of field conditions. M-BAND performs high specificity detection for up to six organisms on the Centers for Disease Control’s category A and B select agents list. Further, the M-BAND was developed in accordance with DHS guidelines.

The Company’s Dragonfly system is designed to deliver molecular diagnostic results from a sample in less than 30 minutes, which would enable accurate diagnostics leading to more rapid and effective treatment than what is currently available with existing systems. Dragonfly is being developed further for a broad range of biological detection situations including radiation-induced cell damage within the human body and strains of influenza.  The system has already demonstrated the ability to detect and identify other common pathogens and diseases such as E. coli, methicillin-resistant staphylococcus aureus ("MRSA") and human papilloma virus ("HPV").

PSID’s microfluidic technology replaces robotics and manual processes used in existing systems with integrated microfluidics in a closed, automated system, which reduces cost, increases reliability and enhances the effectiveness of sample processing. Today, the Company’s M-BAND detection technology is one of only two known technologies capable of addressing the requirements of BioWatch Generation 3, the U.S. Government’s program to counter infectious diseases and biological threats.   In addition, M-BAND is the only system of its kind successfully demonstrated in the field under the U.S. Department of Homeland Security’s “BAND” Program (Bio-agent Autonomous Networked Detector).

PositiveID's wholly-owned subsidiary, MFS, received over $50 million in grants and contract work through 2009 for the Department of Defense (“DoD”), Department of Homeland Security, FBI, NASA, DARPA (“Defense Advanced Research Projects Agency”) and industrial clients such as the Abbott Corporation and SRI International.  The Company holds a portfolio of 20 key patents/patents pending primarily for the automation of biological detection using real-time analysis for the rapid, reliable and specific identification of pathogens.

BioWatch Program Opportunity

PSID is focused on capitalizing on its proven technological advantages in the bio-threat detection market to compete for contracts as part of the BioWatch program, the U.S. Government’s program to detect the release of pathogens into the air as part of a terrorist attack on major American cities. The BioWatch program was created in 2003 in response to the increased threat of bioterrorism sparked by the 2001 anthrax attacks, and was announced in President George W. Bush's State of the Union Address of 2003. The program, described as "the nation's first early warning network of sensors to detect biological attack" operates via a system of filters located within existing Environmental Protection Agency air collectors that monitor air quality. Results from these filters are analyzed by the DHS Laboratory Response Network (LRN), which pass any significant results to the CDC and FBI. The program is now in its third generation, entitled BioWatch Generation 3, which has an estimated contract value of $3.1 billion over the next five years. On January 25, 2013, the U.S. Department of Homeland Security released a draft request for proposal (“RFP”) for Stage 1 of BioWatch Generation 3.  The final RFP for Stage 1 is expected to be released in the government’s third quarter of fiscal 2013, which ends June 30th. The RFP is also expected to be awarded in late 2013 and have a performance period of 18 months.

www.PositiveIDcorp.com                         Page 5 of 22                         March 2013

To successfully compete for this contract the Company set out to partner with larger strategic players in the government contracting sector that could perform as prime contractor for the BioWatch program.  On December 20, 2012, PSID announced that it had signed a License and Teaming Agreement with The Boeing Company, wherein Boeing was granted the exclusive right to distribute M-BAND units in North America. Under the agreements, PositiveID became the exclusive provider of reagents and assays to Boeing.

On November 6, 2012, the Company announced that it had signed a Teaming Agreement with Science Applications International Corporation ("SAIC").  The Teaming Agreement pairs SAIC's system engineering and integration capabilities with PositiveID's bio-threat detection technologies. The agreement calls for SAIC to use PSID’s detection technologies to pursue the Defense Threat Reduction Agency ("DTRA") contract supporting the Weapons of Mass Destruction ("WMD") - Defeat Technology, Arms Control, and Nuclear Technology Electromagnetic Research and Development/ Survivability and Infrastructure programs.

Bio-Detection Market

The Bio-detection market has seen a surge in funding over the past decade. This increased attention to bio-surveillance can be directly attributed to events that occurred towards the beginning of the 21st century. The Anthrax scare in 2001, the SARS outbreak in 2003, the ricin letters in 2004 and the H1N1 health crisis in 2009, and most recently the concern over Syrian chemical weapons, have confirmed to the domestic and global community that threats of infectious disease and bioterrorism are real and substantial. The urgent requirement for public healthcare and homeland security agencies to institute an early detection system for bio-terrorist attacks and infectious disease outbreaks is a main driver of the increasing bio-detection market, which is forecasted by Homeland Security Research Corp. ("HSRC"), to reach a cumulative $22.8 billion in market value between 2012-2016.

The Benefits of M-BAND and BioWatch Generation 3

The current BioWatch program is managed using the manual Generation 2 technology, which includes the utilization of a sample collection filter co-located at an EPA air collector.  On a daily basis a technician visits the collection site, removes the sample to take back to a DHS Lab, where the sample is tested.  This process has been estimated to take between 36-48 hours from pathogen release to detection.  PositiveID’s M-BAND product was developed under contract with the DHS to dramatically decrease the time to detection/reporting to 3-6 hours, allowing the deployment of countermeasures and vaccines in a time frame where casualties and fatalities can be drastically reduced.  The following chart demonstrates the benefits of being able to detect and deploy countermeasures in a rapid detection scenario.  It is this type of analysis that was the genesis of Generation 3 and why the DHS and important supporters on the Hill continue to support BioWatch Generation 3.

www.PositiveIDcorp.com                         Page 6 of 22                         March 2013

Chart I. Benefits of M-BAND

CURRENT BIODETECTION

PSID M-BAND BIODETECTION

www.PositiveIDcorp.com                         Page 7 of 22                         March 2013

Growth Strategy

PSID is implementing the following initiatives as part of its growth strategy:

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Focus on BioWatch Generation 3. The total value of the BioWatch opportunity is $3.1 billion over five years to monitor our nation’s cities.

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Leverage Strategic Relationship with Boeing.  Under the Company’s agreements with Boeing, Boeing will pay $2.5 million to the Company for the rights to use the Company’s M-BAND technology. Under those agreements, Boeing has the right to distribute M-BAND units in North America for the BioWatch Gen-3 contract.  The BioWatch Gen-3 procurement anticipates 2,500 units to be deployed over the 2013-2018 period.  Such units will require monthly reagent/assay replacement.  PSID is the exclusive provider of reagents/assays to Boeing for all M-BAND units built and sold.  The Company believes that a base of 2,500 units could provide recurring revenues of between $90-120M per year.

•

Commercialize the Dragonfly Product.  The Company plans to complete the development of its Dragonfly platform and cartridge products to reach the market over the next 18 to 24 months.  The Company plans, through its Teaming Agreement with SAIC (related to DTRA) and through other government agencies including DHS, Department of Health and Human Services (“HHS”) and NASA, to seek development contract opportunities to de-risk and co-fund the final stages of development, in a model similar to the one used to complete M-BAND.  It is important to note that in July, 2012, Luminex purchased GenturaDx, a company developing a real-time PCR platform similar to Dragonfly.  It is believed that GenturaDx has proven results in approximately 4 hours, compared to less than 30 minutes for Dragonfly.  Luminex paid $50 million (cash), plus earn-out, for GenturaDx.

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Pursue Global Market Opportunities.  According to Homeland Security Research Corporation, a leading provider of third-party research in the homeland security market, the annual global bio-detection market is forecast to grow to $5.6 billion by 2016, a CAGR of 12% from the year 2011.  Prior bio-threat attacks in China, Japan, Europe and throughout the Middle East have created requirements and spending for detection and response technologies.

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Corporate Restructuring.  PositiveID began a corporate realignment after its acquisition of MFS.  The goal was to focus on its molecular diagnostic systems for bio-threat detection and rapid medical testing by divesting non-core assets, acquiring strategically aligned technologies, and “right-sizing” corporate overhead.  Since the acquisition of MFS and the key IP that it brought in bio-threat detection, the Company has sold its implantable microchip IP and related assets, and significantly reduced its cash burn In February 2013, the Company announced it agreed to license its iglucose technology.  PSID will opportunistically seek to acquire additional complementary “smart” detection technologies that can broaden its product/IP portfolio, add an existing customer and revenue base, and diversify the Company’s presence into new vertical markets.

Company Leadership

PositiveID believes that it has assembled a management team and board of directors with the required operational, technical and industry experience to execute its growth strategy.  Key members include:

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William J. Caragol: Appointed Chairman and CEO of PositiveID in 2011, Mr. Caragol has served as the Company's President since 2007. Mr. Caragol was also CFO of PositiveID from 2007 to 2011, and was previously President and CFO of VeriChip Corporation. Previously, Mr. Caragol was the vice president of business development and CFO of Millivision Technologies, a provider of millimeter-based, threat detection systems. Prior, Mr. Caragol was a consulting partner with East Wind Partners LLP, a technology and telecommunications consulting company and spent eight years at Deloitte and Touche.

www.PositiveIDcorp.com                         Page 8 of 22                         March 2013

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Lyle L. Probst, MBA: President of MFS since 2012, Mr. Probst has over 10 years of program management experience at MFS and Lawrence Livermore National Laboratory (LLNL), including a series of bio-detection programs such as the DHS S&T BAND program, development and deployment of BioWatch Generation 1 at LLNL, and principal investigator/developer of the high-throughput BioWatch mobile laboratory at SAIC. Mr. Probst was previously the Director of Capillary Electrophoresis and Director of Chemistries at the Joint Genome Institute.

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Kimothy Smith, DVM, Ph.D.: Chief Technology Advisor of MFS since 2012, Dr. Smith was previously the Senior Advisor for International Biodefense for the DHS Office of Health Affairs and was detailed to the U.S. State Department Office of International Health and Biodefense. He served as the Acting Director of the National Biosurveillance Integration Center. Prior to working with DHS, he was at Lawrence Livermore National Laboratory where he served as the Deputy Division Leader for Operations in the Counter-terrorism and Incident Response Division of the Non-Proliferation, Arms Control and International Security Directorate. In this capacity Dr. Smith was responsible for maintenance and readiness of the laboratory's nuclear response deployment and assessment teams.

COMPANY BACKGROUND

PositiveID Corporation, formerly known as VeriChip Corporation, was formed as a Delaware corporation in November 2001. On November 10, 2009, VeriChip Corporation and Steel Vault Corporation merged, at which time the Company was renamed PositiveID. The Company is headquartered in Delray Beach, Florida and employs a total of 11 full time professionals, including consultants.  Of this total, 3 are in corporate, 5 are in R&D and 3 are in business development.

In May 2011, PositiveID acquired California-based MicroFluidic Systems (“MFS”), which specializes in the development and production of automated instruments for detecting and processing biological samples. Following the MFS acquisition, PositiveID began a corporate restructuring to focus primarily on its molecular diagnostic technologies. The Company is in the process of looking for partners for its legacy diabetes management technologies.   The chart below presents a timeline of key corporate events since 2009.

Chart II.  Timeline of Key Corporate Events since 2009

www.PositiveIDcorp.com                         Page 9 of 22                         March 2013

TECHNOLOGY/INTELLECTUAL PROPERTY OVERVIEW

M-BAND

M-BAND, developed by MFS, is a bioaerosol monitor with fully integrated systems with sample collection, processing and detection modules. Each module is fully functional and adaptable. M-BAND runs autonomously for up to 30 days, continuously analyzing air samples for the detection of bacteria, viruses, and toxins with results in as little as three hours. Results from individual instruments are reported via a secure wireless network in real time to give an accurate and up to date status for all fielded instruments. MFS has developed and implemented its own biological assays, which is one of its core competencies.

The net benefits of the M-BAND system architecture is an instrument that offers decreased consumable and operating costs, provides a small footprint, maintains a closed operating environment, and offers tremendous flexibility of operation and for future upgrades. M-BAND is protected by 16 key patents/patents pending. This includes patent 7,858,366 for Integrated Airborne Substance Collection and Detection.

Dragonfly

Dragonfly is an instrument platform with a series of microfluidic cartridges for biological sample processing and detection. Examples include sample processing, TaqMan® PCR amplification, and detection for biodefense and clinical samples. The current prototype of the Dragonfly Cartridge can provide cell lysis, nucleic acid purification, PCR amplification and fluorescent detection in less than 30 minutes on a 150 ul input sample. Demonstrated applications include: environmental bacteria, human papilloma virus (HPV), and antibiotic resistant bacteria such as MRSA.

The microfluidic cartridge approach includes patented technologies including Sonication, Microfluidic Valves and Sample Prep Apparatus: US Patent Nos. 7,541,166 B2; 7,553,647 B2; 7,607,641 B1; 7,785,869 B2; 8,133,451.

Easy Check

Easy Check, currently in development, is a non-invasive breath glucose detection device that is designed to measure the level of acetone in a patient's exhaled breath and correlate that acetone level to a measure of blood glucose. The technology is based on a patent-pending reagent cell that mixes a patient's exhaled air with a proprietary chemical compound, triggering a chemical reaction. The reaction is measured and software in the Easy Check device then interprets the measurement and correlates the patient's acetone level to the level of glucose in the body. The Easy Check device could eliminate a patient's need to prick his or her finger multiple times per day to get a blood sugar reading.

GlucoChip

Taking the capabilities of RFID implantable microchips beyond simple identification, PositiveID began work in 2007 to develop an embedded glucose-sensing system on an implanted RFID microchip that measures glucose levels in the body in real time.

PositiveID has received an exclusive license from its development partner RECEPTORS' for its Patent No. 7,504,364 titled "Methods of Making Arrays and Artificial Receptors" and Patent No. 7,469,076 "Sensors Employing Combinatorial Artificial Receptors," to use in conjunction with a license to Patent No. 7,125,382 entitled "Embedded Bio-Sensor System," to develop the in vivo glucose-sensing RFID microchip.

www.PositiveIDcorp.com                         Page 10 of 22                         March 2013

MARKET DEMAND

Bio-Detection

According to Homeland Security Research Corporation (“HSRC”), a leading independent industry research company, the annual global bio-detection market is projected grow to $5.6 billion by 2016, a 12% CAGR from 2011. Growth in the global bio-detection market will be led by the U.S., Germany, France, China, Japan and India.  The United States is projected to comprise the largest portion of the global market led by 3rd generation technologies (such as M-BAND), with the U.S. bio-detection market forecasted by HSRC to grow from $1.3 billion in 2010 to $2.6 billion by 2016. The BioWatch Gen-3 contract is estimated at $3.1 billion over five years.

Increasing Threats and Requirements for Advanced Technologies

In December 2012, the seventh review round of the Biological and Toxic Weapons Convention was held. At that convention, Secretary Clinton remarked about the importance for each country to develop the ability to detect and respond to biological threats. Secretary Clinton’s remarks punctuate the continued and increasing relevance of biological warfare and the impact it is having globally. In fact, developed countries continue to advance their approach to the early detection of biological agents and prevention of outbreaks of disease. Simultaneously, many of the major developing countries around the globe also are beginning to accelerate the development of programs to enable early bio-detection solutions. The key to the success of these programs lies in the proliferation of cost-effective 3rd generation bio-detection technologies, shortened response time to bioterror attacks, and reagent-less detection assays.

Chart III.  U.S. Bio-Response Report Card

Despite the fact that the United States spent a total of $67 billion on biodefense programs from 2001-2011, according to the Bio-Terror & Infectious Disease Outbreak: Detection Technologies and Global Markets - 2012 Edition, the current capabilities of biological detection and diagnosis are still in the early stages of development. In fact, the US Bipartisan WMD Terrorism Research Center’s Bio-response report card, published in October 2011, gave the nation’s ability, in a best-case scenario, to defend against an outbreak of small-scale non-contagious disease a “C” or “meets minimal expectations.” This shows that there is still much growth for the future market and the industry is reporting in an improving trend. This growth will accelerate as technologies improve and become more efficient/ cost effective to implement.

www.PositiveIDcorp.com                         Page 11 of 22                         March 2013

Chart IV. Anticipated BioWatch Generation 3 Timeline and Rollout

Chart IV above illustrates the anticipated timeline and rollout of the BioWatch Generation 3 program.  With the draft Stage 1 RFP issued this past January, the next major milestone will be the final RFP expected by June 30th.  This could then lead to the award of Stage 1 by the end of 2013.

Point-of-Care Multiplex Diagnostic Testing

According to the Kalorama Worldwide Market for In Vitro Diagnostic Tests, 8th Edition, the worldwide market for in vitro diagnostic products in 2011 was estimated at $50.9 billion, more than double the size of the market in 2000, which was estimated at $22.4 billion. Additionally, according to Kalorama’s IVD Procedure Volume and Pricing Analysis report, the total number of in vitro diagnostic test procedures conducted globally in 2012 totaled approximately 19.2 billion, and is expected to rise 4.2% per year through 2017. Furthermore, approximately 80% of physicians’ diagnoses are a result of laboratory tests. The increased use of in vitro diagnostic tests is driven by the aging of the global population, high and rising incidence of disease, ongoing technology development, and introduction of labor-saving systems.

Demand Drivers

Key factors driving the bio-detection and diagnosis market are:

▪

Advancing technological capabilities of terrorist and radicals (Syria mounting bio warheads);

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Outbreaks of infectious disease;

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Expanding interconnectedness of the global community give terrorists greater ability to reach foreign populations; and

▪

Government initiatives to prepare for future attacks and outbreaks of disease.

www.PositiveIDcorp.com                         Page 12 of 22                         March 2013

SELECTED FINANCIAL DATA

All values are represented in thousands, except for share data.

BALANCE SHEET

	Sept. 30, 2012	Dec. 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$186	$28
Prepaid expenses and other current assets	108	82
Total Current Assets	294	110
Equipment, net	29	44
Prepaid tax advance to Stanley	738	—
Goodwill	510	510
Intangibles, net	1,081	1,385
Other assets	38	417
Total Assets	$2,690	$2,466

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$1,259	$1,020
Accrued expenses and other current liabilities	1,767	1,775
Current portion of liability to Stanley	569	—
Short term debt	272	—
Warrant liability	49	—
Note payable	850	—
Accrued preferred stock dividends payable	84	24
Total Current Liabilities	4,850	2,819

Liability to Stanley	491	—
Contingent earn-out liability	615	538
Stock obligation to related party	274	4,879
Total Liabilities	6,230	8,236
Commitments and contingencies

Stockholders’ Deficit:
Convertible preferred stock, 5,000,000 shares authorized, $.001 par value; Series F Preferred – 876 and 1,500 shares issued and outstanding, liquidation preference of $960 and $1,524, at Sept. 30, 2012 and Dec. 31, 2011;	600	—
Common stock,470,000,000 shares authorized, $.01 par value; 173,080,051 and 53,997,779 shares issued and outstanding at Sept. 30, 2012 and Dec. 31, 2011, respectively	1,731	540
Additional paid-in capital	102,410	82,042
Accumulated deficit	(107,733)	(86,102)
	(2,922)	(3,520)
Subscription receivable	(34)	—
Note receivable for shares issued	(514)	(2,250)
Total Stockholders’ Equity (Deficit)	(3,540)	(5,770
Total Liabilities and Stockholders’ Equity (Deficit)	$2,690	$2,466

www.PositiveIDcorp.com                         Page 13 of 22                         March 2013

INCOME STATEMENT

	Nine Months Ended Sept. 30,
	2012	2011

Revenue	$—	$—
Cost of sales	—	—
Gross profit	—	—

Operating expenses:
Selling, general and administrative	5,912	8,082
Research and development	258	618
Impairment of development costs	342	—
Stock compensation to related party	—	3,394
Total operating expenses	6,512	12,094
Operating loss from continuing operations	(6,512)	(12,094)

Other income (expense), net	(55)	80
Loss from continuing operations	(6,567)	(12,014)

Discontinued operations:
Income (loss) from discontinued operations	—	498
Impairment of goodwill	—	(555)
Total loss from discontinued operations	—	(57)
Net loss	(6,567)	(12,071)

Preferred stock dividends	(60)	(201)
Beneficial conversion dividend on preferred stock	(15,063)	—
Net loss attributable to common stockholders	$(21,690)	$(12,272)

Loss from continuing operations per common share attributable to common stockholders	$(0.19)	$(0.35)
Loss from discontinued operations per common share	—	—
Loss per common share attributable to common stockholders – basic and diluted	$(0.19)	$(0.35)
Weighted average shares outstanding – basic and diluted	112,624	35,117

www.PositiveIDcorp.com                         Page 14 of 22                         March 2013

STATEMENT OF CASH FLOWS

	Nine Months Ended Sept. 30
	2012	2011

Cash flows from operating activities:
Net loss	$(6,567)	$(12,071)
Add: Loss from discontinued operations	—	57
Loss from continuing operations	(6,567)	(12,014)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	323	163
Stock-based compensation	1,135	2,219
Stock issued to advisor for acquisition	69	365
Stock compensation to related party	—	3,394
In-process research and development	—	114
Impairment of capitalized development cost	342	—
Impairment of goodwill	—	555
Non-cash interest (income) expense	4	—
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other current assets	(67)	(202)
Increase (decrease) in accounts payable and accrued expenses	2,296	284
Net cash used in discontinued operations	—	(540)
Net cash used in operating activities	(2,465)	(5,662)
Cash flows from investing activities:
Acquisition of MicroFluidic Systems	—	(24)
Proceeds from sale of NationalCreditReport.com	—	675
Proceeds from sale of equipment	—	46
Purchase of equipment	(5)	(18)
Net cash provided by (used in) investing activities	(5)	679
Cash flows from financing activities:
Proceeds from loans	300	—
Proceeds from equity financings, net of fees	2,368	3,691
Net cash provided by financing activities	2,628	3,691
Net increase (decrease) in cash and cash equivalents	158	(1,292)
Cash and cash equivalents, beginning of period	28	1,764
Cash and cash equivalents, end of period	$186	$472

www.PositiveIDcorp.com                         Page 15 of 22                         March 2013

CAPITALIZATION

PositiveID Corporation Capital Structure

(Shares in thousands)		Ownership %
	Current	Basic	Fully Dil.
Common Shares
Insider	54,944	17.1%	13.3%
Public Float	267,190	82.9%	64.7%
Total Shares	322,134	100.0%	78.0%

Convertible Debt and Preferred	70,000		17.0%
Stock Options	13,487		3.3%
Warrants	7,135		1.7%
Total Diluted Shares	90,622		22.0%

Fully Diluted	412,756		100.0%

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Outstanding Shares (%)

Five Percent Stockholders:
William J. Caragol	39,097,907	11.6%

Named Executive Officers and Directors:
William J. Caragol	39,097,907	11.6%
Jeffrey S. Cobb	2,813,750	*
Barry M. Edelstein	2,945,000	*
Michael E. Krawitz	3,970,000	1.2
Ned L. Siegel	4,176,900	1.2
Executive Officers and Directors as a group (6 persons)	49,328,557	15.5%

*   Less than 1%

(All amounts as of Mar. 1, 2013)

NON-GAAP RECONCILIATION

In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this reports also presents adjusted earnings before interest, taxes, depreciation and amortization, share-based payments and expenses that are stock-based, non-cash items and non-recurring charges that management believes will not recur in future periods ("Adjusted EBITDA"). Adjusted EBITDA is calculated by deducting operating and other expenses from gross profit and excluding amounts related to interest expense, income tax expense or benefit, depreciation expense, amortization expense, non-cash share-based payments, in-process research and development, and impairment of capitalized development cost. This non-GAAP financial measure is intended to provide investors with additional insight into our ongoing operating performance. This non-GAAP financial measure should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP.

www.PositiveIDcorp.com                         Page 16 of 22                         March 2013

A reconciliation of the Company's GAAP Net (Loss) for the nine months ended September 30, 2011 and 2012 to its non-GAAP Adjusted EBITDA for the same periods is provided below:

($ in thousands)	Nine Months Ended Sept. 30
	2012	2011

Net loss	$(6,567)	$(12,071)

Depreciation and amortization	323	163
Stock-based compensation	1,204	5,978
In-process research and development	–	114
Impairment of capitalized development cost	342	–
Adjusted EBITDA	(4,698)	(5,816)

KEY MANAGEMENT AND BOARD MEMBERS

Management

William J. Caragol: Mr. Caragol has served as the Company’s chief executive officer since August 26, 2011 and as its chairman of the Board of Directors since December 6, 2011, and previously served as president from May 2007 until August 26, 2011, chief financial officer from August 2006 through August 26, 2011, and treasurer since December 2006.  Mr. Caragol served as Steel Vault’s president and a member of its Board of Directors from December 3, 2008 and as acting chief financial officer from October 24, 2008 until November 11, 2009 when Steel Vault became PositiveID’s wholly-owned subsidiary. Mr. Caragol served as acting chief executive officer of Steel Vault from October 24, 2008 until December 3, 2008 when he was appointed chief executive officer. Mr. Caragol is currently a member of the Board of Directors of VeriTeQ Acquisition Corporation, and is a member of the Board of Trustees of Saint Andrews School. Mr. Caragol served as a member of the Board of Directors of Gulfstream International Group, Inc. from September to October, 2010.  He is a member of the American Institute of Certified Public Accountants and graduated from the Washington & Lee University with a bachelor of science in Administration and Accounting.

Lyle L. Probst, MBA: President of MFS, Mr. Probst has over 10 years of program management experience at MicroFluidic Systems and Lawrence Livermore National Laboratory (LLNL), including a series of biodetection programs such as the Department of Homeland Security (DHS) Science & Technology (S&T) BAND program, development and deployment of BioWatch Generation 1 at LLNL, and principal investigator/developer of the high-throughput BioWatch mobile laboratory at SAIC. Mr. Probst was previously the Director of Capillary Electrophoresis and Director of Chemistries at the Joint Genome Institute. He holds a B.S. in Biology and an M.B.A in Executive Management.

Kimothy Smith, DVM, Ph.D.: Chief Technology Advisor of MFS, Dr. Kimothy Smith provides professional consulting services in the areas of biosurveillance, bioforensics, biodefense, biosecurity, molecular genetics and diagnostics, and food safety, defense and security.  Previously, he was Senior Advisor for International Biodefense for the Department of Homeland Security, Office of Health Affairs and was detailed to the U.S. State Department Office of International Health and Biodefense. Prior to this he served as the Acting Director of the National Biosurveillance Integration Center, where he was responsible for setting the vision and strategy of a U.S. government-wide effort to acquire, aggregate, integrate, analyze, interpret and disseminate all-source biosurveillance information from governmental and private sectors for epidemiological analyses and health protection. Prior to working with DHS, he was at Lawrence Livermore National Laboratory (LLNL) where he served as the Deputy Division Leader for Operations in the Counter-terrorism and Incident Response Division of the Non-proliferation, Arms Control and International Security Directorate. In this capacity Dr. Smith was responsible for maintenance and readiness of the laboratory's nuclear response deployment and assessment teams.

www.PositiveIDcorp.com                         Page 17 of 22                         March 2013

Board of Directors

William J. Caragol: Bio as above.

Ambassador Ned L. Siegel: Served as a member of the Board of Directors since February 2011. He has served as President of the Siegel Group, Inc. since September 1997, and Managing Member of the Siegel Consulting Group, LLC since November 2009, which provide real estate development and realty management services. From October 2007 until January 2009, he served as United States Ambassador to the Commonwealth of the Bahamas. From September 2006 until January 2007, he served as Senior Advisor to the United States Mission for the 61st Session of the United Nations General Assembly. From January 2003 until October 2007, Mr. Siegel was a member of the Board of Directors of the Overseas Private Investment Corporation. From 2003 until 2007, he served as a member of the Board of Directors of the Caswell-Massey Company, Ltd., a world-wide quality bath and body, home fragrance and gifts company. Mr. Siegel was appointed Vice Chairman of Alternative Fuels Americas, Inc. in January of 2011. Mr. Siegel earned a Bachelor of Arts degree from the University of Connecticut in 1973 and a juris doctorate from the Dickinson School of Law in 1976. Mr. Siegel was nominated to the Board of Directors due to his past experience with government appointments and services and his managerial experience.

Michael Krawitz: Served as a member of the Board of Directors since November 2008. He currently serves as chief executive officer of PEAR, LLC, a provider of green retrofitting and renewable energy. From January 2010 until February 2011, he served as chief executive officer of Florida Sunshine Investments I, Inc. He previously served as the chief executive officer and president of Digital Angel Corporation from December 2006 to December 2007, executive vice president from March 2003 until December 2006, and as a member of its Board of Directors from July 2007 until December 2007. Mr. Krawitz served as a member on the Board of Directors of Steel Vault from July 23, 2008 until November 11, 2009. Mr. Krawitz earned a Bachelor of Arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994. Mr. Krawitz was nominated to the Board of Directors due to his past experience as a chief executive officer of Digital Angel, PositiveID’s former parent company, as well as his experience as an attorney.

Barry M. Edelstein: Served as a member of the Board of Directors since January 2008. Mr. Edelstein serves as managing partner of Structured Growth Capital, Inc, a boutique investment banking firm. Mr. Edelstein served as acting president and chief executive officer of Destron Fearing Corporation (formerly known as Digital Angel Corporation), or Destron Fearing, from August 2007 until December 2007. Mr. Edelstein has served as the chairman of ScentSational Technologies, LLC since 2002. Mr. Edelstein has a bachelor's degree in business administration from Drexel University and received his law degree from Widener University School of Law. Mr. Edelstein was nominated to the Board of Directors because of his past experience as a president and chief executive officer, as well as his years of oversight and senior management experience.

Jeffrey S. Cobb: Served as a member of the Board of Directors since March 2007. Mr. Cobb is the chief operating officer of IT Resource Solutions.net, Inc. Prior to April 2004, Mr. Cobb was the executive vice president and chief operating officer of SCB Computer Technology Inc. Mr. Cobb served as a member on the Board of Directors of Steel Vault from March 2004 through July 22, 2008. Mr. Cobb earned his Bachelor of Science in Marketing and Management from Jacksonville University. Mr. Cobb was nominated to the Board of Directors because of his management and business development experience in technology companies.

www.PositiveIDcorp.com                         Page 18 of 22                         March 2013

Board of Advisors

Yuval Rabin: Managing Partner at Oris Investments and brings on board his extensive business experience with governments, state and federal processes, and an extensive network of contacts around the globe including Africa, Arab countries, and Eastern European countries. Mr. Rabin lives in Israel, where the Company is currently developing its Easy Check(tm) non-invasive breath glucose detection device. Mr. Rabin, son of the late Israeli Prime Minister Yitzhak Rabin, was previously a Managing Partner at the Washington, D.C.-based Rabin, Sheves, Lipkin-Shahak, and Birger ("RSLB"), and was one of the first non-Americans to lobby the U.S. administration on behalf of foreign countries. Prior to RSLB, Mr. Rabin held senior executive positions serving companies including AARP, The Principal Group, Ericsson, Airbus Industries, Nokia and Samsung among others. Mr. Rabin has also led initiatives for manufacturing and service companies, utilities and governments in the U.S., Israel, Europe and the Far East. Mr. Rabin is a veteran of the Israel Defense Forces, where he achieved the rank of major during his eight years of service.

Pietro Galassetti, MD, PhD: Currently an Associate Professor of Pediatrics and Pharmacology at the University of California, Irvine ("UCI"), where he also serves as the Director of the Bionutrition/Metabolism Core at the Institute for Clinical and Translational Science, and as Associate Director of the Pediatric Exercise Research Center. In his role as scientific advisor to PositiveID, Dr. Galassetti will contribute his expertise on breath analysis to the development of PositiveID's Easy Check(tm) non-invasive breath glucose detection device. The recipient of several scientific national awards, Dr. Galassetti is a member of the editorial board of the Journal of Applied Physiology, acts as a reviewer for about 20 scientific journals, and as a grant reviewer for the NIH, the Juvenile Diabetes Foundation and several international scientific foundations.

PRODUCTS AND TECHNOLOGY OVERVIEW

Product	Key Technologies	Product Differentiators
M-BAND	▪ Multiplex assays ▪ Automated, networked ▪ Cell lysis, nucleic acid purification ▪ TaqMan® Real-Time PCR ▪ Monoclonal antibody-based toxin detection	▪ Rapid confirmation ▪ High sensitivity ▪ Fully autonomous operation ▪ Complete integration of sample collection through toxin and pathogen detection
Dragonfly	▪ Rapid PCR amplification & automated fluidics ▪ Fluorescent detection ▪ Microfluidic disposable cartridges ▪ Rapid cell lysis, nucleic acid purification	▪ Fast results with high integrity ▪ Affordable, disposable, portable ▪ Automated and easy to use (FDA and CLIA waiver) ▪ Small operating footprint

www.PositiveIDcorp.com                         Page 19 of 22                         March 2013

M-BAND

The Microfluidics-based Bioagent Autonomous Networked Detector (M-BAND) is a bio aerosol monitor with fully integrated systems with sample collection, processing and detection modules. Each module is fully functional and adaptable. M-BAND runs autonomously for up to 30 days, continuously analyzing air samples for the detection of bacteria, viruses, and toxins with results in as little as three hours. Results from individual instruments are reported via a secure wireless network in real time to give an accurate and up to date status for all fielded instruments. MFS has developed and implemented its own biological assays.

Designed for either outdoor or indoor environments, the M-BAND will operate from - 25 to 125 ºF. The M-BAND utilizes the industry-standard TaqMan® Real-Time PCR with an end-point read and toxin immunoassays which are well-established in the field for optimal specificity and sensitivity. Designed with a high level of operational flexibility, M-BAND can be remotely set to detect for DNA-based pathogens alone, with or without either RNA-based organisms or toxins, or for all three types of pathogens simultaneously at remotely programmable intervals. Air collection rates of 400L/min have been achieved providing 10 mL of concentrated fluidic sample to the detection system. Sample processing time includes: 60 minutes lysis and purification and a thermal cycling rate of 1.2 min/cycle. The typical time for combined sample processing, fluidic handling, and detection is 140 min assuming 40 thermal cycles. Toxin analysis time is 40 min.

The net benefits of the M-BAND system architecture is an instrument that offers decreased consumable and operating costs, provides a small footprint, maintains a closed operating environment, and offers tremendous flexibility of operation and for future upgrades. The M-BAND technology is protected by a portfolio of over 16 key patents/patents pending. This includes patent 7,858,366 for Integrated Airborne Substance Collection and Detection.

Key Technologies:

▪

Multiplexed assays

▪

Networked, remotely operating

▪

Cell lysis, nucleic acid purification

▪

Homogeneous, Taqman® PCR

▪

Monoclonal antibody-based toxin detection

Product Differentiators:

▪

Rapid confirmation

▪

High sensitivity and pathogen selectivity

▪

Fully autonomous 30-day operation between service cycles

▪

Complete integration of sample collection through toxin and pathogen detection

DRAGONFLY

Typical molecular diagnostic testing can take hours to days, including multiple handling steps, and often require highly trained personnel.  PSID is developing the next generation Dragonfly diagnostic system that will be capable of the simple and rapid detection of a wide variety of existing diseases, in addition to novel and emerging biological agents of interest.  After field sampling and introduction to the Company’s patented, disposable form-factor cartridge, DNA isolation and PCR based detection will be performed in an enclosed system to produce a rapid and accurate result in less than 30 minutes without the threat of environmental or sample-to-sample contamination.  The system will exhibit a high degree of accuracy and adaptability to detect existing and new pathogen-specific targets of interest, while maintaining a low life cycle cost for the overall system and minimal training requirements.  The cost of a cartridge with user-defined detection assay(s) would be less than 10USD with additional cost savings with economies of scale. The Company anticipates the cost of the completed Dragonfly platform will be approximately 25,000 USD.  In addition, by taking advantage of the multiplex capability of TaqMan® based PCR technology, multiple user-defined assays will be combined within a single cartridge to further increase cost-effectiveness and savings in time and materials for analysis.

www.PositiveIDcorp.com                         Page 20 of 22                         March 2013

The completed Dragonfly diagnostic system will use disposable cartridges that are capable of running clinical or environmental samples in a single integrated cartridge. The generic form factor cartridge contains target-specific assays with the precision of molecular diagnostics in an easy to use format.  The Company plans to continue leveraging several key sample processing and detection technologies from the M-BAND system that have been miniaturized into the patented Dragonfly cartridge.  Technologies include; i) ultrasonic lysis of tissues and tough cellular structures, ii) nucleic acid purification, and iii) rapid thermal cycling with Real-Time TaqMan® based detection. Sample processing steps i and ii have already been integrated into one injection molded cartridge, and thermal cycling step iii is currently on a machined cartridge. All three steps have been integrated into a machined prototype cassette, which has been tested and validated by an outsourced US Government agency.

Key Technologies:

▪

Rapid PCR amplification & automated fluidics

▪

Fluorescent detection

▪

Microfluidic disposable cartridges

▪

Rapid cell lysis, nucleic acid purification and detection

Product Differentiators:

▪

Fast results with high integrity

▪

Affordable, disposable, portable

▪

Automated and easy to use

Small operating footprint

COMPETITION

Molecular Diagnostic Systems

PositiveID’s M-BAND unit is one of two technologies capable of addressing the requirements of BioWatch. This second technology is Lawrence Livermore National Laboratory’s Autonomous Pathogen Detection System (APDS), licensed by Northrop Grumman. The APDS system looks similar to the M-BAND unit, and is directly competing for the $3.1 Billion BioWatch purse.  Similar to M-BAND, the APDS monitors the air continuously for biological threat agents (bacteria and viruses only). The system processes samples, reports identified agents within hours, and requires routine maintenance on a weekly basis.

Luminex Corporation

Luminex Corporation (NasdaqGS: LMNX), engages in the development, manufacture, and sale of proprietary biological testing technologies and products for the life sciences and diagnostic industries. It offers xMAP technology, an open architecture and multiplexing technology that allows simultaneous analysis of approximately 500 bioassays from a drop of fluid by reading biological tests on the surface of microscopic polystyrene beads called microspheres. The xMAP technology is used in various segments of the life sciences industry, such as the fields of drug discovery and development, clinical diagnostics, genetic analysis, bio-defense, food safety, and biomedical research. It operates in two segments, Technology and Strategic Partnerships; and Assays and Related Products.

www.PositiveIDcorp.com                         Page 21 of 22                         March 2013

Cepheid

Cepheid (NasdaqGS: CPHD), a molecular diagnostics company, engages in developing, manufacturing, and marketing integrated systems for testing in the clinical market, as well as for application in legacy biothreat, industrial, and partner markets. Its systems enable molecular testing for organisms and genetic-based diseases by automation. The company offers GeneXpert system that integrates sample preparation in addition to DNA amplification and detection; and SmartCycler system, which integrates DNA amplification and detection to allow rapid analysis of a sample. The GeneXpert system is designed for reference laboratories, hospital central laboratories, and satellite testing locations, such as emergency departments and intensive care units within hospitals and doctors’ offices. Cepheid also provides GeneXpert Infinity System for high volume testing. The company offers tests for the GeneXpert and the SmartCycler systems in the areas of healthcare associated infections, critical infectious disease, genetics, women’s health, and oncology.

LEGAL NOTES AND DISCLOSURE

This report is owned by PositiveID Corporation (“PositiveID” or the “Company”). Some of the information in this report relates to future events or future business and financial performance.  Such statements constitute forward-looking information within the meaning of the Private Securities Litigation Act of 1995.  Such statements can be only predictions and the actual results or events may differ from those discussed due to, among other things, the risks described in PositiveID’s reports on 10-K, 10-Q, 8-K, press releases, and other forms filed from time to time. For more information about PositiveID, the reader is directed to the Company’s website at www.PositiveIDcorp.com. This report is published solely for information purposes and is not to be construed as investment advice or as an offer to sell or the solicitation of an offer to buy any security in any state.  Past performance does not guarantee future performance.  Additional information about PositiveID and its public filings, as well as copies of this report, can be obtained by visiting the Company’s website or by calling 1-561-805-8000.

www.PositiveIDcorp.com                         Page 22 of 22                         March 2013